December 18, 1997

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this SB-2 Registration Statement of our report dated November 12, 1997 on our review of the financial statements of Eagle Wireless International, Inc. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts".

McManus & Co., P.C.
Certified Public Accountants
Morris Plains, New Jersey